Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL BRASS AND COPPER HOLDINGS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS

Fourth Quarter Highlights

•	Volume of 120.7 million pounds, relatively flat year-over-year;

•	Net income increased 120% to $7.7 million and diluted earnings per common share increased 119% to $0.35;

•	Adjusted EBITDA increased 20% to $24.3 million year-over-year; and

•	Adjusted diluted earnings per common share of $0.46, an increase of 64% from $0.28 in the prior year period.

Full Year Highlights

•	Volume of 520.8 million pounds, an increase of 2% year-over-year;

•	Net income and diluted earnings per common share, which were both impacted by a loss on extinguishment of debt of $23.4 million, were $32.2 million and $1.49, respectively, a decrease of 10% for both;

•	Adjusted EBITDA of $118.5 million, a decrease of 2% year-over-year, as 2015 results include a $6.3 million gain on sale of investment with no such gain being reported in 2016;

•	Adjusted diluted earnings per common share of $2.36 versus $2.20 in the prior year, which was also impacted by the above noted gain; and

•	The Company is providing 2017 full-year guidance.

Schaumburg, IL., March 6, 2017 Global Brass and Copper Holdings, Inc. (NYSE:BRSS) (“GBC” or the “Company”) today announced the results for the fourth quarter and full year ended December 31, 2016.

Fourth Quarter Operating Results
GBC volumes for the fourth quarter of 2016 were relatively flat at 120.7 million pounds compared to 120.8 million pounds in the fourth quarter of 2015. A.J. Oster’s volumes increased primarily due to greater demand in the electronics / electrical components markets. Chase continued to grow volumes with key building and housing customers, but continued to face headwinds in the industrial machinery and equipment sector. Olin Brass volumes decreased as increased munitions volumes were more than offset by decreased coinage volumes.
“Throughout the year our teams achieved solid improvements across our business and drove our balanced book and asset management philosophy to generate sustainable, profitable, growth. We are pleased with the continued improvements in our business and our full year 2016 financial results, which included targeted organic growth, productivity improvement and improved margins, despite a production outage in the second quarter. We also completed our debt refinancing and worked toward implementing IT systems at two of our business units. Again in 2016, our strategic pricing efforts enhanced long-term profitability and led us further down the path of achieving an appropriate return on the inventory, assets and the complexity of operating activities used to service our customers,” said John Wasz, GBC’s President and Chief Executive Officer.
Mr. Wasz concluded, “We started 2017 by going live on two new IT systems to strengthen our data infrastructure, improve efficiency, and further improve our customer service levels. In 2017, we will remain focused on executing our growth initiatives and achieving improved cost and asset management performance.

We continue to strengthen our financial position and are positioned to capitalize on acquisition opportunities as market conditions dictate.”
Net sales for the fourth quarter of 2016 decreased to $322.6 million from $323.4 million in the fourth quarter of 2015. The decrease in net sales was primarily attributable to a decrease in our pass-through commodity costs and less sales of unprocessed metals. On the other hand, adjusted sales, our non-GAAP financial measure that reflects the value added premium over metal replacement cost recovery, increased by 2.3% to $127.2 million from $124.4 million in 2015, primarily due to increased selling prices. A reconciliation of net sales to adjusted sales is provided later in this press release.
Net income attributable to Global Brass and Copper Holdings, Inc. for the fourth quarter of 2016 was $7.7 million, or $0.35 per diluted share, compared to $3.5 million, or $0.16 per diluted share, for the same period of 2015. The increase was primarily due to increased gross profit and decreased interest expense, partially offset by increased income tax expense.
Adjusted EBITDA, our non-GAAP measure of consolidated profitability, was $24.3 million for the fourth quarter of 2016, an increase of 20.3% compared to 2015. The increase was primarily due to favorable changes in pricing, as well as lower manufacturing conversion costs due to improved productivity. A reconciliation of net income attributable to GBC to Adjusted EBITDA is provided later in this press release.
Adjusted diluted earnings per common share, another one of our non-GAAP measures, was $0.46 for the fourth quarter of 2016 compared to $0.28 in the prior year. A reconciliation of diluted net income attributable to GBC per common share to adjusted diluted earnings per common share is provided later in this press release.
Full Year Operating Results
Despite the second quarter production outage at our Olin Brass facility, full-year volumes increased by 1.7% to 520.8 million pounds compared to 511.9 million pounds in 2015. Volumes increased as a result of increased demand in the munitions and building and housing markets, partially offset by lower demand in the coinage, industrial machinery and equipment and transportation markets.
Net sales for the full year decreased to $1,338.5 million from $1,506.2 million in 2015. The decline in net sales was primarily attributable to a decrease in our pass-through commodity costs and less sales of unprocessed metals. On the other hand, adjusted sales increased by 1.5% to $542.2 million from $534.3 million in 2015, due to the aforementioned volume increase. A reconciliation of net sales to adjusted sales is provided later in this press release.
Net income attributable to Global Brass and Copper Holdings, Inc. for the full year was $32.2 million, or $1.49 per diluted share, compared to $35.6 million, or $1.66 per diluted share, for 2015. The decrease was mainly due to the combination of the following: an increase in the loss on extinguishment of debt, the prior year including a gain on the sale of our joint venture, an improvement in gross profit, decreased interest expense, and reductions in lower of cost or market charges against our inventory.
Adjusted EBITDA was $118.5 million for the full year, a decrease of 2.1% compared to 2015. The decrease was the result of the prior year including a gain on the sale of our joint venture and an unfavorable shift in product mix. Partially offsetting these decreases were improved volumes, increased productivity and decreased selling, general and administrative expenses. Profits also suffered from the Olin Brass production outage. A reconciliation of net income attributable to GBC to adjusted EBITDA is provided later in this press release.
Adjusted diluted earnings per common share was $2.36 for the full year as compared to $2.20 in 2015, and declined for similar reasons as noted above. A reconciliation of diluted net income attributable to GBC per common share to adjusted diluted earnings per common share is provided later in this press release.
Cash Flow and Leverage
During the fourth quarter of 2016, we generated $34.7 million of cash from the combination of operating and investing activities largely due to increased cash earnings and decreased investment in working capital. During the full year of 2016, we generated $61.0 million of cash from the combination of operating and investing activities, driven by earnings and working capital improvements.
We ended the fourth quarter with cash of $88.2 million, $319.2 million outstanding under our new term loan facility and $197.9 million available under our new asset based revolving loan facility.
2017 Guidance
For the full-year 2017, GBC expects:

•	Shipment volumes to range from 530 million pounds to 560 million pounds; and

•	Adjusted EBITDA to range from $120 million to $130 million.
Due to the forward looking nature of adjusted EBITDA guidance, GBC is unable to reconcile these non-GAAP financial measures to the most directly comparable GAAP financial measure. Management is unable to project certain reconciling items, in particular unrealized gains / losses on derivative contracts, LIFO liquidation gains / losses and lower of cost or market adjustments to inventory, for future periods due to market volatility.
Conference Call
The Company will host a teleconference and webcast at 9:00 a.m. (Central Time) on Tuesday, March 7, 2017 to review the results. To listen to the live call, individuals can access the webcast approximately 10 minutes before the scheduled start time at the investor relations portion of the Company’s website at http://ir.gbcholdings.com, or by dialing 855-878-0250, passcode #68433478. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the Company’s website.
About Global Brass and Copper
Global Brass and Copper Holdings, Inc. through our wholly-owned principal operating subsidiary, Global Brass and Copper, Inc., is a leading, value-added converter, fabricator, processor and distributor of specialized non-ferrous products in North America. We engage in metal melting and casting, rolling, drawing, extruding, welding and stamping to fabricate finished and semi-finished alloy products from processed scrap, virgin metals and other refined metals. Our products include a wide range of sheet, strip, foil, rod, tube and fabricated metal component products that we sell under the Olin Brass, Chase Brass and A.J. Oster brand names. Our products are used in a variety of applications across diversified markets, including the building and housing, munitions, automotive, transportation, coinage, electronics/electrical components, industrial machinery and equipment and general consumer markets.

CONTACT:	Christopher J. Kodosky
Global Brass and Copper Holdings, Inc.
Chief Financial Officer
(847) 240-4700

Mark Barbalato
FTI Consulting
(212) 850-5707

Global Brass and Copper Holdings, Inc.
Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2016	2015	2016	2015

Net sales	$322.6	$323.4	$1,338.5	$1,506.2
Cost of sales	(284.0)	(289.9)	(1,156.9)	(1,335.9)
Gross profit	38.6	33.5	181.6	170.3
Selling, general and administrative expenses	(21.4)	(19.7)	(82.8)	(83.2)
Operating income	17.2	13.8	98.8	87.1
Interest expense	(4.7)	(9.3)	(26.2)	(39.1)
Loss on extinguishment of debt	—	(0.8)	(23.4)	(3.1)
Gain on the sale of investment in joint venture	—	—	—	6.3
Other income (expense), net	—	—	0.2	0.2
Income before provision for income taxes and equity income	12.5	3.7	49.4	51.4
Provision for income taxes	(4.6)	(0.2)	(16.6)	(15.9)
Income before equity income	7.9	3.5	32.8	35.5
Equity income, net of tax	—	—	—	0.3
Net income	7.9	3.5	32.8	35.8
Net income attributable to noncontrolling interest	(0.2)	—	(0.6)	(0.2)
Net income attributable to Global Brass and Copper Holdings, Inc.	$7.7	$3.5	$32.2	$35.6

Net income attributable to Global Brass and Copper Holdings, Inc. per common share:
Basic	$0.36	$0.16	$1.50	$1.67
Diluted	$0.35	$0.16	$1.49	$1.66
Weighted average common shares outstanding:
Basic	21.4	21.3	21.4	21.3
Diluted	21.9	21.5	21.6	21.4

Supplemental Non-GAAP Reconciliation
Net sales	$322.6	$323.4	$1,338.5	$1,506.2
Metal component of net sales	(195.4)	(199.0)	(796.3)	(971.9)
Adjusted sales	$127.2	$124.4	$542.2	$534.3

Diluted net income attributable to Global Brass and Copper Holdings, Inc. per common share, as reported	$0.35	$0.16	$1.49	$1.66
Unrealized (gain) loss on derivative contracts	(0.04)	(0.03)	(0.15)	(0.03)
Loss on extinguishment of debt	—	0.04	1.08	0.14
Non-cash accretion of income of Dowa Joint Venture	—	—	—	(0.01)
Specified legal/professional expenses	0.01	0.02	0.06	0.13
Lower of cost or market adjustment to inventory	0.02	0.08	(0.08)	0.31
LIFO liquidation loss (gain)	0.09	0.01	0.09	0.01
Share-based compensation expense	0.09	0.05	0.32	0.19
Restructuring and other business transformation charges	—	—	—	0.05
Tax impact on above adjustments (a)	(0.06)	(0.05)	(0.45)	(0.25)
Adjusted diluted earnings per common share	$0.46	$0.28	$2.36	$2.20

(a) Calculated based on our estimated tax rate.

Global Brass and Copper Holdings, Inc.
Adjusted EBITDA Reconciliation

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2016	2015	2016	2015
Net income attributable to Global Brass and Copper Holdings, Inc.	$7.7	$3.5	$32.2	$35.6
Interest expense	4.7	9.3	26.2	39.1
Provision for income taxes	4.6	0.2	16.6	15.9
Depreciation expense	3.8	3.5	14.8	13.5
Amortization expense	—	—	0.1	0.1
Unrealized (gain) loss on derivative contracts (a)	(0.9)	(0.7)	(3.1)	(0.6)
LIFO liquidation loss (gain) (b)	1.9	0.1	1.9	0.1
Loss on extinguishment of debt (c)	—	0.8	23.4	3.1
Non-cash accretion of income of Dowa Joint Venture (d)	—	—	—	(0.2)
Specified legal/professional expenses (e)	0.1	0.6	1.2	2.8
Lower of cost or market adjustment to inventory (f)	0.4	1.8	(1.7)	6.6
Share-based compensation expense (g)	2.0	1.1	6.9	4.2
Restructuring and other business transformation charges (h)	—	—	—	0.9
Adjusted EBITDA	$24.3	$20.2	$118.5	$121.1

(a)	Represents unrealized gains and losses on derivative contracts.

(b)	Calculated based on the difference between the base year LIFO carrying value and the metal prices prevailing in the market at the time of inventory depletion.

(c)	Represents the loss on extinguishment of debt recognized in connection with the open market purchases and refinancing of our former senior secured notes and asset-based revolving loan facility.

(d)
As a result of the application of purchase accounting in connection with the November 2007 acquisition, no carrying value was initially assigned to our equity investment in our Dowa Joint Venture. This adjustment represents the accretion of equity in our Dowa Joint Venture at the date of the acquisition over a 13-year period (which represents the estimated useful life of the technology and patents of the joint venture).

(e)	Represents selected professional fees for accounting, tax, legal and consulting services incurred as a public company that exceed our expected long-term requirements.

(f)	Represents the impact of lower of cost or market adjustments to domestic, non-copper metal inventory.

(g)	Represents share-based compensation expense resulting stock compensation awards to certain employees and our Board of Directors.

(h)	Restructuring and other business transformation charges in 2015 represent severance charges at Olin Brass.

Segment Results of Operations

	Three Months Ended December 31,		Change 2016 vs. 2015
(in millions)	2016	2015	Amount	Percent
Pounds shipped (a)
Olin Brass	61.7	62.3	(0.6)	(1.0)%
Chase Brass	50.9	50.2	0.7	1.4%
A.J. Oster	17.9	16.8	1.1	6.5%
Corporate (b)	(9.8)	(8.5)	(1.3)	(15.3)%
Total	120.7	120.8	(0.1)	(0.1)%

Net sales
Olin Brass	$153.1	$154.6	$(1.5)	(1.0)%
Chase Brass	120.4	115.1	5.3	4.6%
A.J. Oster	70.2	63.4	6.8	10.7%
Corporate (b)	(21.1)	(9.7)	(11.4)	(117.5)%
Total	$322.6	$323.4	$(0.8)	(0.2)%

Adjusted EBITDA
Olin Brass	$10.1	$6.3	$3.8	60.3%
Chase Brass	14.6	14.9	(0.3)	(2.0)%
A.J. Oster	4.0	3.0	1.0	33.3%
Total adjusted EBITDA of operating segments	$28.7	$24.2	$4.5	18.6%
Corporate and other	$(4.4)	$(4.0)	$(0.4)	10.0%
Total consolidated adjusted EBITDA	$24.3	$20.2	$4.1	20.3%

	Year Ended December 31,		Change 2016 vs. 2015
(in millions)	2016	2015	Amount	Percent
Pounds shipped (a)
Olin Brass	260.5	260.0	0.5	0.2%
Chase Brass	222.7	218.9	3.8	1.7%
A.J. Oster	75.6	73.1	2.5	3.4%
Corporate (b)	(38.0)	(40.1)	2.1	5.2%
Total	520.8	511.9	8.9	1.7%

Net sales
Olin Brass	$629.6	$721.9	$(92.3)	(12.8)%
Chase Brass	502.7	544.1	(41.4)	(7.6)%
A.J. Oster	282.7	293.3	(10.6)	(3.6)%
Corporate (b)	(76.5)	(53.1)	(23.4)	(44.1)%
Total	$1,338.5	$1,506.2	$(167.7)	(11.1)%

Adjusted EBITDA
Olin Brass	$49.8	$48.3	$1.5	3.1%
Chase Brass	68.0	68.9	(0.9)	(1.3)%
A.J. Oster	18.4	15.8	2.6	16.5%
Total adjusted EBITDA of operating segments	136.2	133.0	3.2	2.4%
Corporate and other	(17.7)	(11.9)	(5.8)	48.7%
Total consolidated adjusted EBITDA	$118.5	$121.1	$(2.6)	(2.1)%

(a) Amounts exclude quantity of unprocessed metal sold.
(b) Amounts represent intercompany eliminations.

Global Brass and Copper Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

	As of
(In millions, except share and par value data)	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash	$88.2	$83.5
Accounts receivable (net of allowance of $0.5 and $1.2, respectively)	134.0	119.6
Inventories	163.7	176.3
Prepaid expenses and other current assets	18.3	17.4
Income tax receivable	5.4	2.4
Total current assets	409.6	399.2
Property, plant and equipment, net	130.4	111.1
Goodwill	4.4	4.4
Intangible assets, net	0.4	0.5
Deferred income taxes	34.1	38.0
Other noncurrent assets	3.7	4.0
Total assets	$582.6	$557.2
Liabilities and equity
Current liabilities:
Current portion of debt	$4.5	$1.1
Accounts payable	88.9	71.0
Accrued liabilities	45.0	53.9
Accrued interest	0.2	3.0
Income tax payable	1.3	0.2
Total current liabilities	139.9	129.2
Noncurrent portion of debt	311.5	342.0
Other noncurrent liabilities	36.0	25.3
Total liabilities	487.4	496.5
Commitments and contingencies
Global Brass and Copper Holdings, Inc. stockholders’ equity:
Common stock - $0.01 par value; 80,000,000 shares authorized; 21,712,216 and 21,553,883 shares issued, respectively	0.2	0.2
Additional paid-in capital	45.0	36.9
Retained earnings	51.2	22.3
Treasury stock - 79,149 and 46,729 shares, respectively	(1.5)	(0.7)
Accumulated other comprehensive loss	(4.1)	(2.3)
Total Global Brass and Copper Holdings, Inc. stockholders’ equity	90.8	56.4
Noncontrolling interest	4.4	4.3
Total equity	95.2	60.7
Total liabilities and equity	$582.6	$557.2

Global Brass and Copper Holdings, Inc.
Consolidated Statements of Cash Flows (Unaudited)

	Year Ended December 31,
(In millions)	2016	2015
Cash flows from operating activities
Net income	$32.8	$35.8
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Lower of cost or market adjustment to inventory	(1.7)	6.6
Unrealized (gain) loss on derivatives	(3.1)	(0.6)
Depreciation	14.8	13.5
Amortization of intangible assets	0.1	0.1
Amortization of debt discount and issuance costs	2.0	2.8
Loss on extinguishment of debt	23.4	3.1
Share-based compensation expense	6.9	4.2
Excess tax benefit from share-based compensation	(0.7)	(0.1)
Provision for bad debts, net of reductions	(0.3)	0.3
Deferred income taxes	4.6	(7.3)
Loss on disposal of property, plant and equipment	0.1	0.4
Gain on sale of investment in joint venture	—	(6.3)
Equity earnings, net of distributions	—	0.1
Change in assets and liabilities:
Accounts receivable	(15.0)	31.4
Inventories	13.0	4.8
Prepaid expenses and other current assets	2.8	9.3
Accounts payable	18.5	(11.6)
Accrued liabilities	0.7	(3.5)
Accrued interest	(2.8)	(0.2)
Income taxes, net	(1.2)	5.7
Other, net	0.4	0.3
Net cash provided by (used in) operating activities	95.3	88.8
Cash flows from investing activities
Capital expenditures	(34.4)	(21.4)
Proceeds from sale of property, plant and equipment	0.1	0.1
Proceeds from sale of investment in joint venture	—	8.0
Net cash provided by (used in) investing activities	(34.3)	(13.3)
Cash flows from financing activities
Borrowings on ABL Facility	1.2	1.2
Payments on ABL Facility	(1.2)	(1.2)
Retirement of Senior Secured Notes	(345.3)	(29.7)
Premium payment on extinguishment of debt	(17.0)	(2.5)
Payments of debt issuance costs	(5.4)	—
Proceeds from term loan, net of discount	316.8	—
Payments on term loan	(0.8)	—
Principal payments under capital lease obligation	(1.1)	(1.0)
Dividends paid	(3.2)	(3.2)
Distribution to noncontrolling interest owner	(0.2)	(0.2)
Proceeds from exercise of stock options	0.5	0.1
Excess tax benefit from share-based compensation	0.7	0.1
Share repurchases	(0.8)	(0.3)
Net cash provided by (used in) financing activities	(55.8)	(36.7)
Effect of foreign currency exchange rates	(0.5)	0.1
Net increase (decrease) in cash	4.7	38.9
Cash at beginning of period	83.5	44.6
Cash at end of period	$88.2	$83.5
Noncash investing and financing activities
Purchases of property, plant and equipment not yet paid	$4.1	$4.3

Non-GAAP Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), we also report “adjusted EBITDA,” “adjusted diluted earnings per common share” and “adjusted sales,” all of which are non-GAAP financial measures as defined below.
Adjusted sales, adjusted EBITDA and adjusted diluted earnings per common share may not be comparable to similarly titled measures presented by other companies and are not intended as alternatives to any other measure of performance in conformity with US GAAP.
You should therefore not place undue reliance on adjusted EBITDA, adjusted diluted earnings per common share, adjusted sales, or any ratios calculated using them. Our US GAAP-based measures can be found in our consolidated financial statements included elsewhere in this press release.
Adjusted EBITDA
Net income attributable to Global Brass and Copper Holdings, Inc. is the most directly comparable US GAAP measure to adjusted EBITDA. Adjusted EBITDA is defined as net income attributable to Global Brass and Copper Holdings, Inc., plus interest, taxes, depreciation and amortization (“EBITDA”) adjusted to exclude the following:

•	unrealized gains and losses on derivative contracts in support of our balanced book approach;

•	unrealized gains and losses associated with derivative contracts related to energy and utility costs;

•	the impact associated with lower of cost or market adjustments to inventory;

•	gains and losses due to the depletion of a LIFO layer of metal inventory;

•	share-based compensation expense;

•	loss on extinguishment of debt;

•	income accretion related to Dowa-Olin Metal Corporation (the “Dowa Joint Venture”);

•	restructuring and other business transformation charges;

•	specified legal and professional expenses; and

•	certain other items.
We believe adjusted EBITDA represents a meaningful presentation of the financial performance of our core operations because it provides period-to-period comparisons that are more consistent and more easily understood. We also believe it is an important supplemental measure that is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.
Adjusted EBITDA is the key metric used by our Chief Operating Decision Maker to evaluate the segment performance in a way that we believe reflects our core operating performance, and in turn, it is used to incentivize members of management and certain employees. For example, we use adjusted EBITDA per pound in order to measure the effectiveness of the balanced book approach in reducing the financial impact of metal price volatility on earnings and operating margins, and to measure the effectiveness of our business transformation initiatives in improving earnings and operating margins. However, our adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. In addition, it has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under US GAAP.
We compensate for these limitations by using adjusted EBITDA along with other comparative tools, together with US GAAP measurements, to assist in the evaluation of operating performance. Such US GAAP measurements include operating income and net income.
Adjusted diluted earnings per common share
Diluted net income attributable to Global Brass and Copper Holdings, Inc. per common share is the most directly comparable US GAAP measure to adjusted diluted earnings per common share. Adjusted diluted earnings per common share is defined as diluted net income attributable to Global Brass and Copper Holdings,

Inc. per common share adjusted to remove the per share impact of the add backs to EBITDA in calculating adjusted EBITDA.
We believe adjusted diluted earnings per common share represents a meaningful presentation of the financial performance of our consolidated results because it provides period-to-period comparisons that are more consistent and more easily understood. We also believe it is an important supplemental measure that is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.
Adjusted diluted earnings per share is a key metric used to evaluate the Company’s performance, and in turn, incentivize members of management and certain employees.
We believe that adjusted diluted earnings per common share supplements our US GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons. Adjusted diluted earnings per common share may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by US GAAP.
Adjusted sales
Net sales is the most directly comparable US GAAP measure to adjusted sales, which represents the value-added premium we earn over our conversion and fabrication costs. Adjusted sales is defined as net sales less the metal cost of products sold. We use adjusted sales on a consolidated basis to monitor the revenues that are generated from our value-added conversion and fabrication processes excluding the effects of fluctuations in metal costs. We believe that adjusted sales supplements our US GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “projects,” “may,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements the Company makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to its expectations regarding future industry trends are forward-looking statements. In addition, the Company, through its senior management, from time to time makes or may make forward-looking public statements concerning its expected future operations and performance and other developments. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may change at any time, and, therefore, the Company’s actual results may differ materially from those that it expected. The Company derives many of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While the Company believes that its assumptions are reasonable, the Company cautions that it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect the Company’s actual results. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the impact of our indebtedness; the effect of our ability to borrow money; our ability to implement our business strategies, including acquisition activities; our ability to continue implementing our balanced book approach to substantially reduce the impact of fluctuations in metal prices on our earnings and operating margins; shrinkage from processing operations and metal price fluctuations, particularly copper; the condition of various markets in which our customers operate, including the housing and commercial construction industries; our ability to maintain business relationships with our customers on favorable terms; the impact of a loss in customer volume or demand or a shift by customers of their manufacturing or sourcing offshore; our ability to compete effectively with existing and new competitors; the effects of industry consolidation or competition in our business lines; operational factors affecting the ongoing commercial operations of our facilities, including technology failures, regulatory approvals, permit issues, unscheduled blackouts, outages or repairs or unanticipated changes in energy costs; supply, demand, prices and other market conditions for our products; our ability to accommodate increases in production to meet demand for our products; government regulations relating to our products and services, including proposed EPA regulations regarding the registration and marketing of bactericidal copper products; our ability to maintain effective internal control over financial reporting; our ability to realize the planned cost savings and efficiency gains as part of our various initiatives; workplace safety issues; our ability to retain key employees; adverse developments in our relationship with our employees or the future terms of our collective bargaining agreements; rising employee medical costs; our ability to maintain the confidentiality of our proprietary information, to protect the validity, enforceability or scope of our intellectual property rights and manage litigation regarding our intellectual property rights; fluctuations in interest rates; and restrictive covenants in our indebtedness that may adversely affect our operational flexibility.

More detailed information about these and other risks and uncertainties are contained in the Company’s filings with the Securities and Exchange Commission, including under “Risk Factors” and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission and our reports filed with the Securities and Exchange Commission from time-to-time, including Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the Company’s Investor Relations website at http://ir.gbcholdings.com or the SEC’s website at www.sec.gov. All forward-looking information in this press release is expressly qualified in its entirety by these cautionary statements. All forward-looking statements contained in this press release are based upon information available to the Company on the date of this press release.

In addition, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Accordingly, investors should not place undue reliance on those statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.